Exhibit 10.4

INTERCOMPANY SERVICES AGREEMENT

This Intercompany Services Agreement (this “Agreement”) is effective as of July 1, 2007 (the “Effective Date”) between Lumera Corporation, a Delaware corporation (“Lumera”), and Plexera Bioscience LLC, a Delaware limited liability company (“Plexera”).

RECITALS

A.	Lumera owns the sole outstanding membership unit of Plexera.

B.
Lumera and Plexera have determined that it will be mutually beneficial for Lumera to provide the Services (as defined below) to Plexera, and for Plexera to obtain the Services from Lumera, in accordance with the terms and conditions set forth in this Agreement.

C.	Lumera has provided and Plexera has received services similar to those provided for in this Agreement since approximately April 2003.

D.
Plexera has incurred approximately $16,545,596 in indebtedness to Lumera in connection with services provided by Lumera to Plexera through June 30, 2007, which indebtedness is evidenced by a convertible promissory note dated July 1, 2007 (the “Contribution Note”). Interest will accrue on the Contribution Note at 8% per annum from the Effective Date.

E.	Plexera has issued to Lumera a revolving promissory note dated July 1, 2007 (the “Services Note”) to evidence amounts owed for the Services rendered pursuant to this Agreement. Interest will accrue on the Services Note at 8% per annum.

NOW, THEREFORE, in consideration of the agreements, promises and covenants set forth herein, Lumera and Plexera agree as follows:

1.
Services. Beginning July 1, 2007, Lumera shall provide those services, facilities and goods described in Schedule 1 hereto and incorporated herein by this reference (collectively, the “Services”), or shall cause, at Lumera’s option, third party vendors to provide the Services for the benefit of Plexera. Plexera shall pay the charges and fees for the Services described in Schedule 2 (the “Charges for Services”).

a)	Plexera shall provide all data and information required by Lumera at the time and in the manner that Lumera reasonably requests, to enable Lumera to perform its obligations hereunder.

b)
Lumera shall not be obligated to (i) hire, lease, or contract for any additional staff, (ii) maintain the employment of any specific employee, or (iii) purchase, lease, license, or otherwise acquire any assets in providing the Services.

c)	The Parties acknowledge the transitional nature of the Services and that Lumera may, at its sole discretion, make changes from time to time in the manner of providing the Services.

2.	Charges for Services. Plexera shall pay Lumera the Charges for Services as follows:

Exhibit 10.4

a)
Intercompany Account. All Charges for Services shall be posted to an intercompany account or accounts maintained for purposes of documenting the provision of Services and the Charges for Services under this Agreement (the “Intercompany Accounts”).

b)
Invoices. Within 15 days following the last day of each month during the term of this Agreement, Lumera shall deliver to Plexera an invoice for all Charges for Services, in accordance with Schedule 2, due and payable by Plexera to Lumera on account of the provision of the Services during the monthly period ending on each such date. The invoice shall show the balance of the Intercompany Account as of each invoice date.

c)
Notations on Services Note. Lumera shall make notations on the Services Note reflecting the amount and date of each invoice delivered to Plexera, for so long as the Services Note is in effect. Lumera’s failure to make any such notation shall not relieve either party of its obligations under this Agreement or the Services Note.

d)
Payment. Prior to a Qualified Financing (as that term is defined in the Services Note), no payments shall be made to Lumera pursuant to invoices delivered, if the amounts of such invoices are added to the principal of the Services Note. Upon maturity, conversion or termination of the Services Note, all invoices shall be due and payable within 15 days of receipt.

e)
Adjustments for Taxes. In the event a taxing authority determines that any Charge for Services is not an arm’s-length payment, then the parties shall make corresponding adjustments to the Charges for Services in question for such period to the extent necessary to achieve arm’s-length pricing. Any adjustment made pursuant to this Section 2(e), at any time during the term of this Agreement or after termination hereof, shall be reflected in the parties’ records, and the resulting underpayment or overpayment shall create, respectively, an obligation to be invoiced and paid in the manner specified in Sections 2(b), 2(c) and 2(d) of this Agreement. Any adjustments after termination of this Agreement shall be paid promptly following the final determination of the amount.

f)
Retention and Ownership of Original Records. All original receipts and original documents specifically relating to the Services shall be the property of and shall be retained by Lumera except that Plexera’s corporate records shall be retained by Plexera. Each party will maintain, in accordance with its standard document retention procedures, copies of the documentation supporting the information relevant to the Charges for Services described in Schedule 2 and will cooperate with the other party in making such information available as needed in the event of a tax or other audit.

g)
Application of Payment under Contribution and Services Notes. All payments by Plexera to Lumera shall be applied first to the payment of any currently outstanding invoices. If all amounts under outstanding invoices are paid, unless Lumera in its sole discretion elects otherwise, the payments shall be applied first to the outstanding principal and interest owing on the Services Note and then to any outstanding balance owing on the Contribution Note.

3.
Terms and Terminations. This agreement shall continue in effect through December 31, 2008 (the “Initial Term”) unless terminated earlier or renewed for further twelve month periods (each a “Renewal Term” ) in accordance with this Section 3.

Exhibit 10.4

a)
Not less than 60 days prior to the expiration of the Initial Term or any Renewal Term, Lumera and Plexera shall commence negotiations of the Services and the Charges of Services for the subsequent Renewal Term. If the parties cannot come to an agreement regarding the Services and the Charges of Services for the subsequent Renewal Term, then this Agreements shall terminate at the end of the then current term, unless extended in writing by the parties.

b)	Lumera may terminate this Agreement with respect to all or any one or more of the Services provided to Plexera at any time upon giving at least 45 days prior written notice to Plexera.

c)	Plexera may terminate this Agreement with respect to all or any one or more of the Services provided to Plexera at any time upon giving at least 45 days prior written notice to Lumera.

d)
Notwithstanding any termination of this Agreement, Plexera shall remain liable for all amounts owed by it to Lumera at the time of such termination, including amounts payable in respect of the month in which such termination occurs; provided however, that any amount payable in respect of such month shall be calculated on a prorated basis to reflect the date of termination, except to the extent that Lumera demonstrates that such proration would be commercially unreasonable.

4.	Liability and Limitation on Liability.

a)
Lumera shall provide the Services in good faith, in a commercially reasonable manner, and in accordance with the terms of this Agreement. To the fullest extent practicable, Lumera shall provide the Services with that degree of skill, attention and care that Lumera exercises in furnishing comparable services to itself. Notwithstanding the foregoing, Plexera acknowledges that Lumera is not in the business of providing the Services and that the Services are being provided as an accommodation to Plexera.

b)
Plexera agrees that, in connection with the provision of the Services, Lumera’s liability to Plexera shall be limited to (a) damages suffered by Plexera resulting from (i) the failure of Lumera to provide the Services in accordance with this Agreement or (ii) gross negligence or willful misconduct by Lumera in providing the Services; and (b) the correction of errors or omissions in the Services and reimbursement to Plexera for amounts actually paid thereby to third parties for correction of the Services. Lumera shall correct any errors or omissions by furnishing correct information or supplying the Services provided that Plexera must promptly advise Lumera of any such error or omission of which it becomes aware. In no event shall Lumera’s liability for damages under this Section 4(b) exceed, as to each category of services described on Schedule 1, the charges for that same category of Services incurred by Plexera during the current term of the Agreement though the date or event giving rise to Plexera’s right to damages under this Section 4(b).

c)
Lumera shall not be liable for any failure to perform or delay in performing under this Agreement if such failure or delay is due to any cause or condition beyond Lumera’s reasonable control, including, without limitation, any natural disaster, war, strike or failure of contractors, consultants, or other third parties to perform.

Exhibit 10.4

d)
IN NO EVENT SHALL LUMERA BE LIABLE TO PLEXERA FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES INCLUDING, WITHOUT LIMITATION, LOSS OF PROFIT OR DAMAGE TO OR LOSS OF USE OF ANY PROPERTY ARISING OUT OF OR RELATING TO THE PROVISION OF THE SERVICES PURSUANT TO THIS AGREEMENT.

5.	Confidentiality; Non-solicitation.

a)
Plexera shall hold, and shall cause its officers, directors, employees, agents, consultants and other representatives to hold confidential all documents and confidential or proprietary information or data (“Confidential Information”) furnished to it by Lumera or Lumera’s officers, directors, employees, agents, consultants or representatives in connection with its performance under this Agreement or provision of the Services (unless compelled to disclose such Confidential Information by judicial or administrative process provided that Plexera shall give Lumera sufficient notice to allow Lumera to seek a protective order). Information shall cease to be Confidential Information under this Section 5(a) if it subsequently enters the public domain through no fault of Plexera or its officers, directors, employees, agents, consultants or other representatives. The obligations of the parties pursuant to this Section 5(a) with respect to Confidential Information shall survive the termination of this Agreement for a period of two years.

b)
Plexera agrees that it will not, directly or indirectly, hire or in any manner solicit or seek to induce any person employed by Lumera to leave his or her employment with Lumera without Lumera’s prior written approval. The obligations of the parties pursuant to this Section 5(b) shall survive the termination of this Agreement for a period of one year.

6.
Indemnification. Plexera shall defend, indemnify and hold Lumera, its officers, directors, employees, and agents harmless from and against any and all liabilities, losses, damages, obligations, claims, causes of action, judgments, costs, and expenses (including reasonable attorneys’ fees) of any kind or character attributable to or arising out of any claims by, or liabilities or obligations to, any third party arising out of, in connection with or resulting from the Services performed by Lumera hereunder for Plexera, except to the extent resulting from the gross negligence or willful misconduct of Lumera or any subcontractors engaged by Lumera to provide the Services (except for any such subcontractors engaged at Plexera’s instruction.)

7.
Taxes. If any sales, use or other tax (excluding Lumera’s income tax and business and occupation tax) arising from this Agreement or the provision of the Services under this Agreement is due, regardless of the authority levying such tax, Plexera shall promptly pay it or, if Lumera pays it, promptly reimburse Lumera in full. However, if Plexera wishes to contest any such tax, it may do so at its own expense if it first agrees in writing to hold Lumera harmless from such tax and all costs and effects of contesting such tax. Plexera shall be solely responsible for contesting any such tax. Lumera shall not include in any Charges for Services any amounts for federal income tax unless otherwise agreed to in writing.

8.
Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both Lumera and Plexera and their respective successors and permitted assigns. This Agreement may not be assigned by Plexera without the prior written consent of Lumera. Nothing herein shall restrict Lumera's ability to use third parties to deliver the Services as provided for under this Agreement.

Exhibit 10.4

9.
Notices. Any notices, requests, instruction or other communication at any time required or permitted to be given or furnished by either party to the other under this Agreement shall be deemed to be given or furnished if in writing and actually delivered to the party to be notified or deposited in the United States Mail in first class registered or certified mail, with return receipt requested, postage paid and addressed to the party to be notified. The addresses of the parties hereto for the foregoing purposes are set forth below:

To Lumera	Lumera Corporation
19910 North Creek Parkway, Suite 100
Bothell, WA 98011
Attention: CFO

To Plexera	Plexera Bioscience LLC
19910 North Creek Parkway, Suite 100
Bothell, WA 98011
Attention: CEO

Either party may change the address set forth by written notice to the other as specified herein.

10.
Cooperation; Further Assurances. The parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of the Services. Such cooperation shall include exchanging information, performing reconciliations and adjustments, and obtaining all third party consents, licenses, sublicenses or approvals necessary to permit each party to perform its obligations hereunder (including, without limitation, rights to use third party software needed to provide the Services.) The costs of obtaining such third party consents, licenses, sublicenses or approvals in connection with the performance of the Services for Plexera shall be borne by Plexera. Each party hereto shall make, do or cause to be done such further acts and execute, acknowledge and deliver such instruments and documents as the other party may reasonably request or require to effectuate fully the purposes and intent if this Agreement.

11.	Contacts. The contacts for the coordination of the Services to be provided pursuant to this Agreement shall initially be as follows and may be changed at any time upon notice to the party.

Lumera:    Peter Biere

Plexera:    Joseph Vallner

12.	Governing Law. This Agreement is made under and shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflicts of laws thereof.

13.
Severability. If any term or provision of this Agreement shall be held to be null, void or otherwise unenforceable, the unenforceability of such term or provision shall not affect the validity or enforceability of the rest of this Agreement.

14.	Amendment. No term or provision of this Agreement may be modified, waived or amended except by an agreement in writing, executed by each of the parties hereto.

Exhibit 10.4

15.
Survival. The obligation of the parties under this Agreement, other than Lumera’s obligation to provide the Services hereunder, shall survive termination hereof to the extent necessary to carry out the purposes of this Agreement, including without limitation Plexera’s payment obligations under Section 2, the indemnification obligations under Section 6, the obligations for taxes under Section 7 and the confidentiality and non-solicitation obligations under Section 5.

16.
Independent Contractor. The relationship between the parties established under this Agreement is that of independent contractors and neither party shall be considered an employee, agent, partner, or joint venturer of or with the other. Plexera shall be solely responsible for any employment-related taxes, insurance premiums or other employment benefits for any employees of Lumera providing the services to Plexera pursuant to the terms of this Agreement. Plexera agrees to grant Lumera personnel access to documents, personnel, facilities, systems and information (subject to the provision of confidentiality in Section 5 hereof) as necessary for Lumera, in its sole determination, to perform its obligations hereunder.

17.
Entire Agreement. This Agreement, including the schedules, the Contribution Note and Services Note referred to herein, constitutes the entire understanding between the parties hereto and supersedes any prior understandings or written or oral agreements between them respecting the subject matter of this Agreement.

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Exhibit 10.4

IN WITNESS WHEREOF, Plexera and Lumera have duly executed this Agreement as of the date first written above.

LUMERA CORPORATION

By

Its

PLEXERA BIOSCIENCE LLC

By

Its

Exhibit 10.4

SCHEDULE 1

SERVICES TO BE PROVIDED BY LUMERA

Services to be provided by Lumera shall include:

a)	assistance by Lumera executives in recruiting executive management and developing strategy and operating plans;

b)	financial and accounting services;

c)	legal services;

d)	human resources services, including administration of compensation and benefits programs and assistance with respect to general personnel matters;

e)	information systems equipment and advice and assistance;

f)	facilities and certain management and administration of the facilities provided;

g)	such other services as may be requested by Plexera from time to time and agreed to by Lumera; and

h)
such other services provided by Lumera for the benefit of Plexera from time to time as determined by Lumera in its reasonable discretion (together with the services provided in (g), the “Additional Services”).

Exhibit 10.4

SCHEDULE 2

CHARGES FOR SERVICES AND INTEREST

1.	Charges for Services. Plexera shall compensate Lumera for the following costs:

a.	Direct Costs. Plexera will pay the following costs (“Direct Costs”):

(1)
the actual cost paid to third parties on behalf of Plexera, provided that, in selecting and negotiating with such third parties, Lumera shall use the degree of care normally exercised by it in connection with its own affairs; and

(2)
costs of Additional Services that are outside of and in addition to the services contemplated and assumed when the parties determined the Budgeted Monthly Fee as set forth below, which shall be based on the actual costs associated with such Services without mark-up (which, for the sake of clarity, may include, wage and benefit costs associated with employees providing Services).

Benefits, as used above, shall mean those benefits regularly provided by Lumera to its employees, such as vacation, social security, workers' compensation, health care, disability, incentives and stock plan.

b.
Allocated Costs. The proportionate cost of providing shared services, including, but not limited to, facilities (including, but not limited to, the sublease of facilities from Lumera and related maintenance costs), insurance costs, environmental, information systems and control systems support (“Allocated Costs”). The proportionate cost shall be determined on either a space, personnel or other basis as determined by the parties negotiating in good faith.

c.
Overhead Costs. The monthly general overhead costs for services provided to Plexera by Lumera employees, including, but not limited to, accounting, legal, human resources and management ("Overhead Costs"). The Overhead Costs shall be calculated as provided below.

2. Budgeted Monthly Fee. Plexera shall pay a monthly fee to Lumera for providing Services to Plexera under this Agreement related to Overhead Costs (the “Budgeted Monthly Fee”), which shall be determined by a monthly budget that is the parties good faith estimate of the average monthly Overhead Costs associated with such Services. To the extent the Budgeted Monthly Fee varies from the actual Overhead Costs incurred in any given month, Plexera will be invoiced to the extent the actual Overhead Costs incurred exceed the Budgeted Monthly Fee, and Plexera shall be credited to the extent the actual Overhead Costs incurred are less than the Budgeted Monthly Fee. The Budgeted Monthly Fee shall be determined at the beginning of each calendar quarter as approved by both parties in good faith. The Budgeted Monthly Fee for the quarter beginning July 1, 2007 shall be $233,043. The Budgeted Monthly Fee shall not include Direct Costs and Allocated Costs, which shall be invoiced separately and shall not affect the amount of the Budgeted Monthly Fee that is due.

Exhibit 10.4

3. Interest. Following the termination of the Services Note, Plexera will pay interest on balances not paid within 15 days upon invoice at a rate of 8% per annum.